Exhibit 5.1

22 December 2003

The News Corporation Limited

1211 Avenue of the Americas

New York NY 10036

United States of America

Dear Sirs

The News Corporation Limited

Registration Statement on Form F-3

We have acted as special Australian counsel to The News Corporation Limited (ACN 007 910 330) (News Corp) in connection with the Registration Statement on Form F-3 to be filed with the Securities and Exchange Commission (SEC) under the Securities Act of 1933, as amended (the Registration Statement). The Registration Statement relates to the resale by the Selling Shareholder of up to 114,229,104 preferred limited voting ordinary shares in the capital of News Corp (the Preferred Shares).

In respect of the issue of the Preferred Shares we provide the following opinion.

1.    Interpretation

In this letter, unless the context otherwise requires, the following terms shall have the following meanings.

Corporations Act means the Corporations Act 2001 (Cth).

Hughes means Hughes Electronics Corporation, a Delaware corporation.

Merger Agreement means the agreement titled “Agreement and Plan of Merger” dated as of 9 April 2003, as amended, by and among News Corp, GMH Merger Sub, Inc., a Delaware corporation and Hughes.

Preferred ADSs means American Depositary Shares of News Corp, each of which represents four issued and outstanding Preferred Shares.

Relevant Jurisdictions means the State of South Australia and the Commonwealth of Australia.

Resolutions means the resolutions of the board of directors of News Corp made on 9 April 2003, 3 September 2003, 9 December 2003 and 19 December 2003.

Selling Shareholder means General Motors Corporation.

Stock Purchase Agreement means the agreement titled “Stock Purchase Agreement” dated as of 9 April 2003, as amended, by and among News Corp, GM and Hughes.

The News Corporation Limited	Allens Arthur Robinson

2.    Documents

In rendering our opinion, we have examined and relied on the following documents (each a Document).

(a)	A copy of the certificate of incorporation of News Corp, certified as at 18 December 2003.

(b)	A copy of the Constitution of News Corp, certified as at 18 December 2003.

(c)	A certificate dated 22 December 2003 signed by a director of News Corp (the Director’s Certificate) stating that, as at that date:

(i)	News Corp is not in liquidation nor is there any resolution to liquidate News Corp which is pending or threatened;

(ii)	the execution, delivery and performance of the Merger Agreement and Stock Purchase Agreement will materially benefit News Corp and each of those agreements will be entered into in good faith for the purposes of its business;

(iii)	none of the transactions contemplated by the Merger Agreement or Stock Purchase Agreement materially prejudice the interests of News Corp or its shareholders or News Corp’s ability to pay its creditors;

(iv)	News Corp is not issuing Preferred Shares with the purpose of the Selling Shareholder selling or transferring, or granting, issuing or transferring interests in, or options over, them;

(v)	there does not exist any judgment, order, injunction or other restraint of any court or governmental authority of any jurisdiction issued or filed that is binding on News Corp which restricts or materially interferes with the performance by News Corp of its obligations under either the Merger Agreement or the Stock Purchase Agreement;

(vi)	News Corp is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it may be bound or to which any of its properties may be subject and which default may have a material adverse effect on the condition (financial or otherwise), earnings, business or operations of News Corp and its subsidiaries, taken as a whole.

(d)	Facsimile copies of the executed Merger Agreement and Stock Purchase Agreement.

(e)	Facsimile copies of extracts of the signed minutes of the meetings of the directors of News Corp at which the Resolutions were passed.

3.    Assumptions

For the purposes of this opinion, we have assumed the following.

(a)	The authenticity of all signatures and seals.

The News Corporation Limited	Allens Arthur Robinson

(b)	That insofar as any obligations under the Merger Agreement and the Stock Purchase Agreement are to be performed in any jurisdiction other than the Relevant Jurisdictions, the performance of such obligations will not be illegal or ineffective by virtue of the law of that jurisdiction.

(c)	That the Selling Shareholder and GM Class H Common stockholders pay or provide (as the case may be) to News Corp, and News Corp receives, the consideration required under the Merger Agreement and the Stock Purchase Agreement.

(d)	That the Merger Agreement and Stock Purchase Agreement are:

(i)	duly authorised, executed and delivered by each of the parties thereto;

(ii)	valid, binding and enforceable in accordance with their terms under the laws of the State of Delaware and the federal laws of the United States of America by each of the parties thereto;

(iii)	not in breach of the laws or public policy of the State of Delaware or the federal laws of the United States of America; and

(iv)	not issued and do not contain terms which contravene or are in conflict with any document or obligation which binds News Corp or its assets.

(e)	The accuracy, completeness and conformity to originals of all copy Documents (including facsimile copies) submitted to us, including that all certifications are accurate and that any such Document continues in full force and effect.

(f)	That the authorisations contained in the Resolutions have not been and will not be varied or revoked after the date hereof and will continue in full force and effect.

(g)	That the execution and performance of the Merger Agreement and Stock Purchase Agreement materially benefit News Corp and each of those agreements are entered into in good faith for the purposes of the business of News Corp.

(h)	That News Corp did not issue the Preferred Shares with the purpose of the Selling Shareholder selling or transferring, or granting, issuing or transferring interests in, or options over, them;

(i)	That performance of any obligations under the Merger Agreement and Stock Purchase Agreement by News Corp does not involve the provision by News Corp of a financial benefit to a related party within the meaning of Chapter 2E of the Corporations Act.

(j)	That:

(i)	the meeting of the board of directors of News Corp at which the Resolutions were considered was properly convened;

(ii)	all directors who attended and voted on the Resolutions were entitled to do so;

(iii)	the Resolutions were properly passed; and

(iv)	all directors who attended and voted on the Resolutions have performed their duties properly and complied with all provisions relating to the declaration of directors’ interests or the power of interested directors to attend and vote.

The News Corporation Limited	Allens Arthur Robinson

4.    Qualifications

Our opinion is subject to the following qualifications.

(a)	We express no opinion as to any laws other than the laws of the Relevant Jurisdictions in force at the date of this opinion.

(b)	We have relied on the assumptions specified in section 129 of the Corporations Act.

(c)	The words “non-assessable”, when used to describe the liability of a person as the registered holder of shares, has no clear meaning under the laws of the Relevant Jurisdictions. We have taken those words to mean that no calls or other demand for payment can be validly made on the Preferred Shares by News Corp and that the shareholder cannot be made liable for the acts or omissions of News Corp by reason only of being a registered shareholder in News Corp and, for the purposes of this opinion, that is the meaning those words bear.

(d)	We have relied upon a search of public records on file at the offices of the Australian Securities & Investments Commission on 18 December 2003 and 22 December 2003 (and we note that records disclosed by such searches may not be complete or up to date).

(e)	We have relied upon searches at the Supreme Court of South Australia on 18 December 2003 and the Supreme Court of New South Wales, the Sydney Registry of the Federal Court, the Adelaide Registry of the Federal Court and the High Court of Australia on 22 December 2003.

(f)	The court searches referred to in paragraph 4(e) above do not in all cases reveal information other than the existence and general nature of the actions on file. To the extent that such information is not revealed, we have relied on the Director’s Certificate as to the nature of those transactions.

(g)	We express no opinion on any matter relating to the Preferred Shares, the Merger Agreement or the Stock Purchase Agreement other then as expressly set out in paragraph 5 below.

5.    Opinion

Based on and subject to the assumptions and subject to the qualifications and other matters set out above, we are of the opinion that:

(a)	News Corp is duly incorporated under the laws of Australia;

(b)	News Corp is not in liquidation;

(c)	the issue of the Preferred Shares has been duly authorised and, when issued in accordance with the Merger Agreement, the Stock Purchase Agreement and the Resolutions, the Preferred Shares will be validly issued, fully paid and non-assessable; and

(d)	News Corp is not entitled to claim for itself or any of its assets or revenues under the laws of any of the Relevant Jurisdictions any general right of immunity or exemption on the grounds of sovereignty or otherwise from suit, execution,

The News Corporation Limited	Allens Arthur Robinson

attachment or other legal process in respect of its obligations under the Merger Agreement or the Stock Purchase Agreement.

6.    Consent

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and all references to our firm in the sections of the Registration Statement entitled “Enforcement of Civil Liabilities Against Foreign Persons and Enforceability of Judgments” and “Legal Matters”.

This opinion is not to be quoted or referred to in any public document other than the Registration Statement, or filed with any other governmental agency (other than the United States Securities and Exchange Commission) or other person, without our consent.

Yours faithfully

/s/  Allens Arthur Robinson